Exhibit 99.1

For Immediate Release

Dorman Products, Inc. Reports Fourth Quarter and Fiscal 2018 Results,

Issues Fiscal 2019 Guidance

Highlights:

•	Net sales of $260.3 million, up 14% compared to $227.7 million last year.

•	Diluted earnings per share (EPS) on a GAAP basis increased 62% to $1.05 compared to $0.65 last year. Adjusted diluted EPS of $1.10, up 26% compared to $0.87 last year.

•

The Company expects 2019 net sales growth between 6%-10% and expects diluted EPS of between $4.22 and $4.38 on a GAAP basis and adjusted diluted EPS of between $4.37 and $4.53 or between a 4% and 8% growth rate.

COLMAR, PA (February 25, 2019) – Dorman Products, Inc. (the “Company” or “Dorman”) (NASDAQ:DORM), a leading supplier in the automotive aftermarket, today announced its financial results for the fourth quarter and fiscal year ended December 29, 2018.

4th Quarter Financial Results

The Company reported fourth quarter 2018 net sales of $260.3 million, up 14% compared to net sales of $227.7 million in the fourth quarter of 2017. Sales growth in the quarter attributable to acquisitions was approximately 4%.

Gross profit grew 7% to $96.9 million in the fourth quarter from $90.9 million last year. Gross profit percentage for the fourth quarter was 37.2% compared to 39.9% in the same quarter last year. The adjusted gross profit percentage was 37.8% in the quarter compared to 40.2% in the same quarter last year. The gross profit percentage declined primarily as a result of increased volume of lower margin program rollouts in the fourth quarter as compared to the same quarter in 2017, acquisitions which carry lower gross margins compared to our historical levels, and the negative impact of increased selling prices tied to tariffs that do not provide leverage to gross or operating profit percentages.

Selling, general, and administrative (“SG&A”) expenses grew 10% to $52.3 million in the fourth quarter on a GAAP basis compared to $47.5 million in the same quarter last year. Adjusted SG&A increased 10% to $51.2 million or 19.7% of net sales in the quarter compared to $46.4 million or 20.4% of net sales in the same quarter last year. The increase in SG&A was primarily due to the inclusion of expenses of acquired operations, the reinvestment of tax savings from the Tax Cuts and Jobs Act (TCJA), and wage and benefit inflation.

Income tax expense was $9.7 million in the fourth quarter of 2018, or 22.0% of income before income taxes down from $21.3 million, or 49.2% of income before income taxes recorded in the same quarter last year. The reduction in tax rate compared to prior year is primarily a result of the TCJA. Additionally, income tax expense in the fourth quarter of 2017 included $6.0 million of expenses related to the adoption of the TCJA and pre 2016 state tax matters.

Net income for the fourth quarter of 2018 was $34.6 million, or $1.05 per diluted share compared to $22.0 million, or $0.65 per diluted share, in the prior year quarter. Adjusted net income in the fourth quarter was $36.4 million, or $1.10 per diluted share, up 25% compared to $29.1 million or $0.87 per diluted share in the prior year quarter.

Please refer to the Non-GAAP Financial Measures reported in the supplemental schedules at the end of this release for a detailed reconciliation of the reported (GAAP) financial information to the adjusted financial information (Non-GAAP).

In the fourth quarter of 2018, the construction of our new 800,000 square foot distribution facility in Portland, Tennessee (in close proximity to our existing operation) was completed. Over the course of the first and second quarters of 2019, we will be transferring our existing distribution operations in Portland into this new facility. Additionally, in order to better serve our customers, we made the strategic decision to consolidate our Montreal facility (acquired as part of the MAS acquisition) into the new Portland distribution center and to consolidate an existing production facility in Michigan with our newly acquired Flight facility in Pennsylvania. Both of these actions will be completed in the first quarter of 2019. We expect that the pre-tax costs to complete these actions will be approximately $3.4 million, including approximately $1.5 million of duplicate rent and utilities while we transfer operations between our facilities in Portland and approximately $1.9 million of severance, accelerated depreciation, and other integration expenses related to the site consolidations.

In the fourth quarter of 2018 our net inventory increased by $30.5 million to $270.5 million. This increase in inventory was the result of several actions including the acceleration of inventory purchases in advance of a potential 25% tariff rate, a desire to maintain strong customer service while facility consolidations are executed, preparation for new programs to be launched in the first quarter of 2019, and purchases in advance of Chinese New Year. We anticipate that our inventory will return to historical inventory turn levels over the course of fiscal 2019.

Fiscal 2018 Financial Results

Fiscal 2018 net sales were $973.7 million, up 8% compared to $903.2 million in 2017. Sales growth in the full year attributable to acquisitions was approximately 5%.

Net income for the current fiscal year was $133.6 million, or $4.02 per diluted share compared to $106.6 million, or $3.13 per diluted share in the prior year. Adjusted net income in the current fiscal year was $139.4 million, or $4.20 per diluted share, up 22% compared to $114.7 million, or $3.37 per diluted share in the prior year.

Please refer to the Non-GAAP Financial Measures reported in the supplemental schedules at the end of this release for a detailed reconciliation of the reported (GAAP) financial information to the adjusted financial information (Non-GAAP).

Kevin Olsen, Dorman Products President and Chief Executive Officer, stated: “I’d first like to thank all of our many Dorman contributors for a very successful 2018. Their hard work and commitment to excellence is the driving force behind all of our success. The fourth quarter capped off a pivotal year for our company on many fronts. Our organic growth engine remains strong as we continued to invest in bringing new products to market. We successfully integrated the MAS acquisition fully into Dorman while creating a market leading, comprehensive Chassis offering to meet the needs of both our retail and traditional customers. We acquired Flight Systems Automotive Group in the third quarter greatly increasing our complex electronics capabilities. We continued to grow and invest in our Heavy Duty business, setting us up nicely to continue our aggressive growth trajectory. Also, construction of a new, state of the art distribution facility in Tennessee was completed. This facility will enable us to better serve the needs of customers and provide space for future growth. Continuing to be the number one innovator in the light, medium and heavy duty markets will be the cornerstone of our strategy, supplemented by strategic acquisitions that accelerate growth in targeted segments, markets and geographies. Despite some macro uncertainties around trade policies, we remain optimistic about 2019.”

2019 Guidance

The Company expects 2019 net sales growth between 6%-10% and expects diluted EPS of between $4.22 and $4.38 on a GAAP basis and adjusted diluted EPS of between $4.37 and $4.53 or between a 4% and 8% growth rate. Please refer to the 2019 Guidance table at the end of this release for a detailed reconciliation of the forecasted (GAAP) financial information to the adjusted financial information (Non-GAAP). Tariffs are not expected to have an impact on our 2019 net income, but will lower our gross and operating profit percentages as these additional costs are passed through to customers. We have not assumed any share repurchases in this guidance.

Share Repurchases

Under its share repurchase program, Dorman repurchased 135.7 thousand shares of its common stock for $9.6 million at an average share price of $70.86 during the quarter ended December 29, 2018, bringing fiscal year 2018 purchases to 622.2 thousand shares for $43.4 million at an average price of $69.73. Including the additional $150 million authorization announced in December 2018, the Company has $183.3 million left under its current share repurchase authorization.

About Dorman Products

Dorman Products, Inc. is a leading supplier of Dealer “Exclusive” replacement parts to the Automotive, Medium and Heavy Duty Aftermarkets. Dorman products are marketed under the Dorman®, OE Solutions™, HELP!®, AutoGrade™, First Stop™, Conduct-Tite®, TECHoice™, Dorman® Hybrid Drive Batteries and Dorman HD Solutions™ brand names.

Non-GAAP Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings release also contains Non-GAAP financial measures. The reasons why we believe these measures provide useful information to investors and a reconciliation of these measures to the most directly comparable GAAP measures and other information relating to these Non-GAAP measures are included in the supplemental schedules attached.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to the Company’s future growth rates. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “forecast,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, competition in the automotive aftermarket industry, concentration of the Company’s sales and accounts receivable among a small number of customers, the impact of consolidation in the automotive aftermarket industry, foreign currency fluctuations, the ability to successfully identify, complete, and integrate acquisitions, imposition of new taxes, duties or tariffs, and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 30, 2017. The Company is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

Investor Relations Contact

Kevin Olsen, President and CEO

kolsen@dormanproducts.com

(215) 997-1800

Visit our website at www.dormanproducts.com

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per-share amounts)

	13 Weeks		13 Weeks
Fourth Quarter (unaudited)	12/29/18	Pct.	12/30/17	Pct.
Net sales	$260,341	100.0	$227,719	100.0
Cost of goods sold	163,394	62.8	136,791	60.1
Gross profit	96,947	37.2	90,928	39.9
Selling, general and administrative expenses	52,310	20.1	47,519	20.9
Income from operations	44,637	17.1	43,409	19.1
Other expense, net	295	0.1	124	0.1
Income before income taxes	44,342	17.0	43,285	19.0
Provision for income taxes	9,743	3.7	21,317	9.4
Net income	$34,599	13.3	$21,968	9.6

Diluted earnings per share	$1.05		$0.65

Weighted average diluted shares outstanding	32,994		33,605

	52 Weeks		52 Weeks
Fiscal Year Ended (unaudited)	12/29/18	Pct.*	12/30/17	Pct.
Net sales	$973,705	100.0	$903,221	100.0
Cost of goods sold	600,424	61.7	$544,572	60.3
Gross profit	373,281	38.3	$358,649	39.7
Selling, general and administrative expenses	202,138	20.8	$182,409	20.1
Income from operations	171,143	17.5	$176,240	19.5
Other expense (income), net	8	0.0	$(348)	(0.1)
Income before income taxes	171,135	17.5	$176,588	19.6
Provision for income taxes	37,533	3.9	$69,989	7.7
Net income	$133,602	13.7	$106,599	11.8

Diluted earnings per share	$4.02		$3.13

Weighted average diluted shares outstanding	33,207		34,052

*	Percentage of sales information does not add due to rounding.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	12/29/18	12/30/17
Assets:
Cash and cash equivalents	$43,458	$71,691
Accounts receivable	310,114	241,880
Inventories	270,504	212,149
Prepaid expenses	7,363	7,129
Total current assets	631,439	532,849
Property, plant & equipment, net	98,647	92,692
Goodwill and other intangible assets, net	97,770	88,157
Deferred income taxes, net	6,316	7,884
Other assets	55,184	44,342
Total assets	$889,356	$765,924

Liabilities & shareholders’ equity:
Accounts payable	$109,096	$80,218
Accrued expenses and other	34,293	30,563
Total current liabilities	143,389	110,781
Other long-term liabilities	18,344	20,336
Shareholders’ equity	727,623	634,807
Total liabilities and equity	$889,356	$765,924

Selected Cash Flow Information (unaudited):

	13 Weeks (unaudited)		52 Weeks (unaudited)
(in thousands)	12/29/18	12/30/17	12/29/18	12/30/17
Depreciation, amortization and accretion	$8,718	$6,256	$28,391	$22,224
Capital expenditures	$8,007	$7,014	$26,106	$24,450

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures

(in thousands, except per-share amounts)

The Company’s financial results include certain financial measures not derived in accordance with generally accepted accounting principles (GAAP). Non-GAAP financial measures should not be used as a substitute for GAAP measures, or considered in isolation, for the purpose of analyzing our operating performance, financial position or cash flows. Additionally, these non-GAAP measures may not be comparable to similarly titled measures reported by other companies. However, the Company has presented these non-GAAP financial measures because management believes this presentation, when reconciled to the corresponding GAAP measure, provides useful information to investors by offering additional ways of viewing the Company’s results, profitability trends, and underlying growth relative to prior and future periods and to our peers. Non-GAAP financial measures may reflect adjustments for charges such as fair value adjustments, amortization, transaction costs, severance, accelerated depreciation, and other similar expenses related to acquisitions which the Company has determined are material as well as other items that are not related to the Company’s ongoing performance.

Adjusted Net Income:

	13 Weeks	13 Weeks	52 Weeks	52 Weeks
(unaudited)	12/29/18	12/30/17	12/29/18	12/30/17
Net income (GAAP)	$34,599	$21,968	$133,602	$106,599
Pretax acquisition-related inventory fair value adjustment [1]	259	592	2,038	592
Pretax acquisition-related intangible assets amortization [2]	666	349	2,141	349
Pretax acquisition-related transaction and other costs [3]	1,538	769	2,726	1,079
Pretax investment impairment [4]	—	—	1,064	—
Tax adjustments (related to above items) [5]	(613)	(599)	(1,771)	(707)
Discrete tax adjustments [5]	—	5,997	(368)	6,761

Adjusted net income (Non-GAAP)	$36,449	$29,076	$139,432	$114,673

Diluted earnings per share (GAAP)	$1.05	$0.65	$4.02	$3.13
Pretax acquisition-related inventory fair value adjustment [1]	0.01	0.02	0.06	0.02
Pretax acquisition-related intangible assets amortization [2]	0.02	0.01	0.06	0.01
Pretax acquisition-related transaction and other costs [3]	0.05	0.02	0.08	0.03
Pretax investment impairment [4]	—	—	0.03	—
Tax adjustments (related to above items) [5]	(0.02)	(0.02)	(0.05)	(0.02)
Discrete tax adjustments [5]	—	0.18	(0.01)	0.20

Adjusted diluted earnings per share (Non-GAAP)	$1.10 *	$0.87 *	$4.20 *	$3.37

Weighted average diluted shares outstanding	32,994	33,605	33,207	34,052

*	Adjusted diluted earnings per share (Non-GAAP) may not add due to rounding.
[1] –

Pretax acquisition-related inventory fair value adjustments result from adjusting the value of acquired inventory from historical cost to fair value. Such costs were $0.3 million pretax (or $0.2 million after tax) during the thirteen weeks ended December 29, 2018 and were $2.0 million pretax (or $1.5 million after tax) during the fifty-two weeks ended December 29, 2018 and were included in Cost of Goods Sold.

[2] –

Pretax acquisition related intangible asset amortization results from allocating the purchase price of acquisitions to the acquired tangible and intangible assets of the acquired business and recognizing the cost of the intangible asset over the period of benefit. Exclusion of this amortization expense facilitates more consistent comparisons of operating results over time between our newly acquired and long-held businesses, and with both acquisitive and non-acquisitive peer companies. We believe it is important for investors to understand that such intangible assets contribute to sales generation and that intangible asset amortization related to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Such costs were $0.7 million pretax (or $0.5 million after tax) during the thirteen weeks ended December 29, 2018 and $2.1 million pretax (or $1.6 million after tax) during the fifty-two weeks ended December 29, 2018 and were included in Selling, General and Administrative expenses.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures

(in thousands, except per-share amounts)

[3] –

Pretax acquisition related transaction and other costs include costs incurred to complete and integrate acquisitions as well as adjustments to contingent consideration obligations. During the thirteen weeks ended December 29, 2018, the Company incurred charges for integration costs, severance, and other plant closure expenses of $1.2 million pretax (or $0.9million after tax) and accelerated depreciation of $1.2 million pretax (or $0.9 million after tax). The Company also reduced contingent consideration obligations by $2.0 million pretax (or $1.6 million after tax). During the fifty-two weeks ended December 29, 2018 , the Company incurred charges for integration costs, severance, and other plant closure expenses of $2.2 million pretax (or $1.7 million after tax) and accelerated depreciation of fixed assets and leasehold improvements of $1.2 million pretax (or $0.9 million after tax). The Company also reduced contingent consideration obligations by $1.8 million pretax (or $1.4 million after tax). Each of these was included in Selling, General and Administrative expenses. Additionally, the Company recorded inventory transfer costs and inventory reserves of $1.1 million pretax ($0.8 million after tax) during the thirteen and fifty-two weeks ended December 29, 2018, respectively, which was included in Cost of Goods Sold.

[4] –

Pretax investment impairment results from the acquisition of the remaining outstanding shares of a previously unconsolidated entity. The estimated fair value of the net assets acquired was less than our prior investment in the entity. Such costs were $1.1 million pretax (and $1.1 million after tax) during the fifty-two weeks ended December 29, 2018 and were included in Selling, General and Administrative expenses.

[5] –

Tax adjustments represent the aggregate tax effect of all Non-GAAP adjustments reflected in the table above of $0.6 million during the thirteen weeks ended December 29, 2018 and $1.8 million during the fifty-two weeks ended December 29, 2018. Such items are estimated by applying the Company’s overall estimated tax rate to the pretax amount, or, by applying a specific tax rate if one is appropriate. Also included in Provision for Income Taxes are discrete tax adjustments resulting from pre 2016 tax matters of $0.4 million in the fifty-two weeks ended December 29, 2018.

Adjusted Gross Profit:

	13 Weeks		13 Weeks
(unaudited)	12/29/18	Pct.*	12/30/17	Pct.
Gross profit (GAAP)	$96,947	37.2	$90,928	39.9
Pretax acquisition-related inventory fair value adjustment	259	0.1	592	0.3
Pretax acquisition-related transaction and other costs	1,079	0.4	—	—

Adjusted gross profit (Non-GAAP)	$98,285	37.8	$91,520	40.2

Net sales	$260,341		$227,719

	52 Weeks		52 Weeks
(unaudited)	12/29/18	Pct.*	12/30/17	Pct.
Gross profit (GAAP)	$373,281	38.3	$358,649	39.7
Pretax acquisition-related inventory fair value adjustment	2,038	0.2	592	0.1
Pretax acquisition-related transaction and other costs	1,079	0.1	—	—

Adjusted gross profit (Non-GAAP)	$376,398	38.7	$359,241	39.8

Net sales	$973,705		$903,221

*	Percentage of sales information does not add due to rounding.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures

(in thousands, except per-share amounts)

Adjusted SG&A Expenses:

	13 Weeks		13 Weeks
(unaudited)	12/29/18	Pct.*	12/30/17	Pct.
SG&A expenses (GAAP)	$52,310	20.1	$47,519	20.9
Pretax acquisition-related intangible assets amortization	(666)	(0.3)	(349)	(0.2)
Pretax acquisition-related transaction and other costs	(458)	(0.2)	(769)	(0.3)

Adjusted SG&A expenses (Non-GAAP)	$51,186	19.7	$46,401	20.4

Net sales	$260,341		$227,719

	52 Weeks		52 Weeks
(unaudited)	12/29/18	Pct.	12/30/17	Pct.*
SG&A expenses (GAAP)	$202,138	20.8	$182,409	20.2
Pretax acquisition-related intangible assets amortization	(2,141)	(0.2)	(349)	(0.0)
Pretax acquisition-related transaction and other costs	(1,646)	(0.2)	(1,079)	(0.1)
Pretax investment impairment	(1,064)	(0.1)	—	—

Adjusted SG&A expenses (Non-GAAP)	$197,287	20.3	$180,981	20.0

Net sales	$973,705		$903,221

*	Percentage of sales information does not add due to rounding.

2019 Guidance:

The Company provided the following guidance ranges related to their fiscal 2019 outlook:

	December 28, 2019
Fiscal Year Ended (unaudited)	Low End*	High End*
Diluted earnings per share (GAAP)	$4.22	$4.38
Pretax acquisition-related inventory fair value adjustment [1]	0.00	0.00
Pretax acquisition-related intangible assets amortization [2]	0.08	0.08
Pretax acquisition-related transaction and other costs [1] [2]	0.10	0.10
Tax adjustments (related to above items) [3]	(0.04)	(0.04)
Adjusted diluted earnings per share (Non-GAAP)	$4.37	$4.53

Weighted average diluted shares outstanding	33,207	33,207

[1] -	Included in Cost of Goods Sold
[2] -	Included in Selling, General, and Administrative Expenses
[3] -	Included in Provision for Income Taxes
*	Adjusted diluted earnings per share (Non-GAAP) may not add due to rounding.